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    NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE SECURITIES LAWS OF THE APPLICABLE STATES COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND THE SECURITIES LAWS OF THE STATES.

CONVERTIBLE PROMISSORY NOTE

$3,000,000	Seattle, Washington December 14, 2000

    FOR VALUE RECEIVED, the undersigned, TULLY'S COFFEE CORPORATION, a Washington corporation ("Borrower"), hereby promises to pay to KWM INVESTMENTS LLC, a Washington limited liability company, ("Lender"), the principal sum of Three Million Dollars ($3,000,000) (the "Loan"), together with interest thereon from the date hereof until paid in full or converted as hereinafter provided. As used herein, the terms "Borrower" and "Lender" shall be deemed to included their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

    Borrower further agrees as follows:

    1.  Repayment of Principal.  Unless Lender shall have previously exercised the Conversion Option (as defined below), Borrower shall repay to Lender the outstanding principal balance of the Loan in a single payment due on January 2, 2005 (the "Maturity Date").

    2.  Coupon Payments; Rate.  On January 1, 2001, and on each January 1 thereafter until the Loan is repaid in full or Lender exercises the Conversion Option (as defined below), Borrower shall grant and issue to Lender, in lieu of interest, a warrant substantially in the form of Exhibit A attached hereto (a "Warrant") exercisable for eight thousand (8,000) shares of Common Stock for each One Hundred Thousand Dollars ($100,000), or portion thereof, outstanding on each such date. Each such Warrant shall have an exercise price of $0.01 per share.

    3.  Manner of Payments.

      3.1 Form and Place of Payment.  All payments of principal, delivery of Warrants, and all other amounts payable hereunder by Borrower to Lender shall be made by at 1200 Westlake Avenue North, Suite 1000, Seattle, Washington, 98109 or at such other place as Lender shall designate to Borrower in writing, not later than 1:00 p.m., Seattle time, on the date on which such payment shall become due. All cash payments shall paid in United States Dollars and in immediately available funds to Lender.

      3.2 Non-Business Days.  Whenever any payment hereunder shall be stated to be due on a day other than a business day, such payment shall be made shall be made on the next succeeding business day and such extension of time shall in such case be included in the computation and payment of interest, as the case may be.

    4.  Prepayments.  Borrower may prepay the Loan in full, or in part, upon thirty (30) days prior written notice to Lender.

    5.  Default.  If (i) Borrower defaults in the payment of any amount when due hereunder and such default is not cured within ten (10) calendar days after the payment was due, (ii) Borrower defaults in the payment of any other uncontested monetary obligation in excess of $100,000, and such default is not cured within twenty (20) calendar days after the payment was due, (iii) Borrower files a petition seeking relief under bankruptcy or similar law of the United States or any state or other competent jurisdiction, or is the subject of an involuntary petition under any such laws which is not dismissed within ninety (90) days after the filing thereof, or seeks the consents to the appointment of a receiver or trustee for itself or any part of its property, or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or (iv) Lender learns that Borrower breached a representation and warranty contained in the Subscription Agreement executed on or about the date of this Note by Borrower and Lender, then at any time after such applicable cure periods, Lender may, upon written notice to Borrower, declare that the outstanding principal balance of this Note, together with all interest accrued thereon and all costs and expenses due hereunder, is immediately due and payable. Upon the occurrence of any of the events set forth in the preceding sentence, interest shall accrue on the outstanding principal balance of this Note at a rate per annum equal to twenty percent (20%) or the maximum rate permitted by law, whichever is less. In such event of default, Borrower agrees to pay to Lender all expenses which Lender may incur by reason thereof, including but not limited to reasonable attorneys' fees and disbursements.

    6.  Conversion.  At any time prior to the Maturity Date or Borrower's repayment of the Loan in full, Lender shall have the option (the "Conversion Option") to convert the outstanding principal balance of the Loan together interest hereunder into (i) shares of Borrower's Series A Preferred Stock, or (ii) in the event that all of the outstanding shares of Series A Preferred Stock have theretofore been converted into shares of Common Stock, into shares of Common Stock. An exercise of the Conversion Option by Lender shall be at the lesser of $2.50 per share or the price per share of the most recent offering price, public or private, of the Borrower's Common Stock, excluding Common Stock issued for compensatory purposes. To exercise the Conversion Option, the Lender shall:

      a.  During the period beginning on the date hereof and ending on the earlier of (i) the date upon which the Loan is paid in full, or (ii) the Maturity Date, provide written notice to Borrower, in the form of attached Exhibit A, pursuant to which the Lender elects to convert the aggregate of the outstanding principal balance of the Loan into shares of Borrower's Series A Preferred Stock or into Common Stock as described above; and

      b.  Surrender the original of this Note marked "cancelled" at the office of Borrower.

    7.  Mechanics and Effect of Conversion.  No fractional shares of Series A Preferred Stock or Common Stock, as the case may be, shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon conversion of this Note, the Company shall pay to the holder the amount of outstanding principal that is not so converted. Upon the conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates for the number of shares of such Series A Preferred Stock or Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with a check payable to the Holder for any cash amounts for fractional shares payable as described above. Upon conversion of the outstanding principal balance of the Loan together with interest hereunder and issuance and delivery to Holder of the number of shares of Series A Preferred Stock or Common Stock as determined pursuant to Section 6 hereof, the Company shall be forever released from all obligations and liabilities under this Note.

    8.  Nontransferable.  Except as provided in Section 10.3 below, this Note may not be transferred in any manner other than by will or the laws of descent and distribution, and may not be converted into Series A Preferred Shares or shares of Common Stock, as applicable, of Borrower by anyone other than Lender or Lender's personal representative.

    9.  Recapitalization, Reorganization, Merger, and Liquidation.  In the event of any change in Borrower's outstanding stock due to stock dividends, stock splits, recapitalizations, or similar occurrences, the number of shares of Series A Preferred Stock or shares of Common Stock, as applicable, issuable upon conversion of this Note shall be proportionately increased, effective as of the close of business on the date that any such transaction closes. In the event of a merger, consolidation, acquisition of property or stock, reorganization, or liquidation of Borrower, as a result of which the shareholders of Borrower receive cash, stock, or other property in exchange for or in connection with their shares of Common Stock, the conversion rights granted hereunder shall terminate, but Lender shall have the right, immediately prior to the closing of any such transaction and notwithstanding the conversion procedures described in Section 6, above, to exercise such conversion rights.

    10. Miscellaneous.

      10.1 Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Washington (excluding its conflict of laws rules).

      10.2 Notices.  All notices and other communications provided for in this Note shall be in writing (unless otherwise specified) and shall be mailed (with first class postage prepaid) or sent or delivered to each party by facsimile or courier service at the address or facsimile number set forth in this Section  10.2, or at such other address as shall be designated by such party in a written notice to the other party. Except as otherwise specified all notices by mail, if duly given, shall be effective three (3) Business Days after deposit into the mails, all notices sent by a nationally recognized courier service, if duly given, shall be effective one Business Day after delivery to such courier service, and all other notices and communications if duly given or made shall be effective upon receipt.

If to Borrower:	Tully's Coffee Corporation Attn: Tom T. O'Keefe 3100 Airport Way South Seattle, WA 98134
Facsimile Number: 206-233-2077
With copies to:
Carney Badley Smith & Spellman, P.S. Attn: Patrick R. Lamb, Esq. 2200 Columbia Center 701 Fifth Avenue Seattle, WA 90104
Facsimile Number: 206-467 8215

If to Lender:	KWM INVESTMENTS LLC 1200 Westlake Avenue North, Suite 1000 Seattle, WA 98109
Facsimile Number: 206-282-1444
With copies to:
Davis Wright Tremaine LLP Attn: Joseph D. Weinstein, Esq. 1501 Fourth Avenue, Suite 2600 Seattle, WA 98101
Facsimile Number: 206-628-7699

      10.3 Assignment.  This Note shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns, except that neither party hereto may assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of the other party, and any such assignment or transfer purported to be made without such consent shall be ineffective. Notwithstanding anything herein to the contrary, Lender may assign all of its rights hereunder to a corporation, partnership, limited liability company or limited liability partnership which is wholly owned and controlled by Lender, or to a trust which is wholly controlled by Lender.

      10.4 Time of Essence.  Time is of the essence in this Note.

    ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

      10.5 Waiver of Presentment.  Borrower hereby waives presentment, demand, protest or other notice of any kind. Lender shall not be deemed by any act of omission or commission to have waived any of its rights or remedies hereunder unless such waiver is in writing and expressly stated as such and signed by the Lender and then only to the extent specifically set forth in the writing. A waiver of one event shall not be construed as continuing or a bar to or wavier of any right or remedy to a subsequent event.

      10.6 Waivers and Amendments.  This Note or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

      10.7 No Shareholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company.

    EXECUTED as of the day and year first written above.

BORROWER:	TULLY'S COFFEE CORPORATION
	By:	/s/ TOM T. O'KEEFE Tom T. O'Keefe, Chairman and CEO

EXHIBIT A

NOTICE OF CONVERSION

TO: TULLY'S COFFEE CORPORATION

    Pursuant to Section 6 of that certain Convertible Promissory Note dated December 14, 2000 (the "Note"), made by TULLY'S COFFEE CORPORATION ("Tully's") in favor of the undersigned, the undersigned hereby elects to exercise the right to convert the Loan (as defined in the Note) into shares of Series A Preferred Stock according to the terms and conditions set forth in Section 6 of the Note. The undersigned hereby delivers to Tully's the original Note marked "cancelled."

KWM INVESTMENTS LLC
By:

Its:

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CONVERTIBLE PROMISSORY NOTE
EXHIBIT A NOTICE OF CONVERSION